EXHIBIT 21.1

LIST OF SUBSIDIARIES OF HURON CONSULTING GROUP INC.

Certain subsidiaries are omitted from this exhibit because, when considered individually or in the aggregate, they would not constitute a significant subsidiary, as defined in Regulation S-X, Rule 1-02(w).

Name	Jurisdiction of Organization
Huron Consulting Group LLC Speltz & Weis LLC	Delaware New Hampshire